Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-180597) of Calavo Growers, Inc.,
(2)	Registration Statement (Form S-8 No. 333-132175) pertaining to the 2005 Stock Incentive Plan of Calavo Growers, Inc.,
(3)	Registration Statement (Form S-8 No. 333-179101) pertaining to the 2011 Management Incentive Plan of Calavo Growers, Inc.,
(4)	Registration Statement (Form S-3 No. 333-191702) of Calavo Growers, Inc., and
(5)	Registration Statement (Form S-3 No. 333-199754) of Calavo Growers, Inc.;

of our report dated January 30, 2015, with respect to the consolidated financial statements and schedule of Calavo Growers, Inc., included in this Annual Report (Form 10-K) of Calavo Growers, Inc. for the year ended October 31, 2015.

/s/ Ernst & Young LLP

Los Angeles, California

December 30, 2015